Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2015 FIRST QUARTER RESULTS

-New Home Orders up 79% for the First Quarter-

-New Home Deliveries up 31% for the First Quarter-

-Reports Net Income of $15.3 Million, or $0.09 per Diluted Share for the First Quarter-

Irvine, California, May 8, 2015 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced results for the first quarter ended March 31, 2015.

On July 7, 2014, TRI Pointe consummated the merger with Weyerhaeuser Real Estate Company (“WRECO”).  The merger was accounted for as a “reverse acquisition” of TRI Pointe by WRECO.  As a result, legacy TRI Pointe’s financial results are only included in the combined company’s financial statements from the closing date forward and are not reflected in the combined company’s historical financial statements.  Accordingly, legacy TRI Pointe’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for the three months ended March 31, 2014 included in this press release.  The Company has appended Supplemental Combined Company Information to this press release to provide supplemental financial and operational information of the combined company that is “Adjusted” to include legacy TRI Pointe’s standalone operations for the relevant periods prior to the merger.

Results and Operational Data for First Quarter 2015 and Comparisons to First Quarter 2014

•	Net income was $15.3 million, or $0.09 per diluted share compared to $7.6 million, or $0.06 per diluted share
•	New home orders increased to 1,194 compared to 667, an increase of 79%
•	Active selling communities averaged 113.0 compared to 90.7
o	New home orders per average selling community were 10.6 orders (3.5 monthly) compared to 7.4 orders (2.5 monthly), an increase of 44%
o	Cancellation rate improved to 11% compared to 15%
•	Backlog units of 1,558 homes with a dollar value increase of 59%, to $943.4 million
o	Average sales price in backlog increased 8% to $605,000
•	Home sales revenue of $374.3 million, an increase of 55%
o	New homes deliveries of 668, up 31%
o	Average sales price of homes delivered grew 18% to $560,000
•	Homebuilding gross margin percentage of 19.9%
o	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 21.8%*
•	SG&A expense as a percentage of homes sales revenue improved to 13.8% compared to 16.1%
•	Ratios of debt and net debt to capital of 45.1% and 42.9%, respectively, at March 31, 2015*
•	Cash of $106.6 million and availability under unsecured revolving credit facility of $103.8 million

* See “Reconciliation of Non-GAAP Financial Measures”

“2015 is off to a great start for TRI Pointe”, commented Chief Executive Officer Doug Bauer.  “We sold 3.5 homes per community per month in the first quarter of 2015, compared to 2.5 homes per community in the first quarter of 2014.  This improvement in sales pace can be attributed to the implementation of TRI Pointe’s operating philosophy across our homebuilding platform as well as an overall improvement in market conditions.  In addition to the increased sales pace, homebuilding operating margins expanded 130 basis points compared to the GAAP operating margins from the same period last year, thanks to better than projected gross margins and continued fixed cost leverage.  These improvements, combined with the opening of 16 new communities in the quarter and excellent new land positions make us very optimistic about the future of our company.”

GAAP First quarter 2015 operating results

Net income was $15.3 million, or $0.09 per diluted share in the first quarter of 2015, compared net income of $7.6 million, or $0.06 per diluted share for the first quarter of 2014.  The improvement in net income was primarily driven by a $23.7 million increase in homebuilding gross margin due to higher home sales revenue, offset by an increase in SG&A expense of $12.6 million and an increase in the Company’s provision for income taxes of $3.3 million.

Home sales revenue increased $132.4 million to $374.3 million for the first quarter of 2015, as compared to $241.9 million for the same period in 2014.  The increase was attributable to a 31% increase in new home deliveries to 668 and an 18% increase in the Company's average sales price of homes delivered to $560,000.  The increase in new home deliveries and the average sales price was primarily attributable to the addition of legacy TRI Pointe which delivered 139 homes with an average sales price of $769,000 for the quarter ended March 31, 2015, with no comparable amounts in the prior year period.

New home orders increased 79% to 1,194 homes for the first quarter of 2015, as compared to 667 homes for the same period in 2014.  In addition, average active selling communities increased to 113.0 as compared to 90.7 for the same period in the prior year, mainly due to the addition of legacy TRI Pointe. The Company’s overall absorption rate per average selling community for the three months ended March 31, 2015 increased 44% to 10.6 orders (3.5 monthly) compared to 7.4 orders (2.5 monthly) during the same period in 2014.

The Company ended the quarter with 1,558 homes in backlog, representing approximately $943.4 million in future home sales revenue. The average sales price of homes in backlog as of March 31, 2015 increased $42,000, or 8%, to $605,000 compared to $563,000 at March 31, 2014.  The increase in average sales price of homes in backlog was primarily attributable to the addition of legacy TRI Pointe which had an average sales price of homes in backlog of $735,000 as of March 31, 2015.

Homebuilding gross margin percentage for the first quarter of 2015 decreased to 19.9% compared to 20.9% for the same period in 2014 but was flat sequentially at 19.9% from the fourth quarter of 2014.  This decrease compared to the same period in the 2014 was primarily due to increases in land, labor and material costs outpacing home price appreciation.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 21.8%* for the first quarter of 2015 versus 22.5%* for the same period in 2014.

Selling, general and administrative expense for the first quarter of 2015 improved to 13.8% of home sales revenue as compared to 16.1% for the same period in 2014.  The decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage from increased home sales revenue due to the addition of legacy TRI Pointe.

Thomas Mitchell, TRI Pointe’s President and Chief Operating Officer, said, “We are starting to see the benefits of the merger with WRECO throughout our operations.  Each of our homebuilding brands has embraced the new operating framework and delivered excellent sales results in the first quarter.  SG&A expenses were down as a percent of homebuilding revenues by 230 basis points compared to the GAAP results in the first quarter of 2014.  We believe that both the tangible and intangible benefits of this merger will continue to provide excellent results for years to come.”

The following operational information is “Adjusted” to include legacy TRI Pointe’s operations for the first quarter of 2014.  No other adjustments have been made to this information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any synergies of the combined company.  Please refer to the Reconciliation of Non-GAAP Financial Measures and Supplemental Combined Company Information appended to this press release.

Adjusted Operational Information for First Quarter 2015 and Comparisons to First Quarter 2014

•	New home orders increased to 1,194 compared to 805, an increase of 48%
•	Active selling communities averaged 113.0 compared to 100.7
o	New home orders per average selling community were 10.6 orders (3.5 monthly) compared to 8.0 orders (2.7 monthly), an increase of 32%
o	Cancellation rate improved to 11% compared to 14%
•	Backlog units of 1,558 homes with a dollar value of $943.4 million
o	Average sales price in backlog increased 1% to $605,000
•	Home sales revenue of $374.3 million, an increase of 19%
o	New homes deliveries of 668, an increase of 11%
o	Average sales price of homes delivered grew 7% to $560,000

       * See “Reconciliation of Non-GAAP Financial Measures”

Outlook

For the second quarter of 2015, the Company anticipates delivering approximately 50% of its 1,558 units in backlog as of March 31, 2015.  In addition, the Company expects to open 16 new communities, and close out of 9, resulting in 124 active selling communities as of June 30, 2015.  The Company anticipates homebuilding gross margin for the second quarter to be flat sequentially from the first quarter of 2015.

For the full year 2015, the Company expects to increase new home deliveries by 25% over the 2014 combined deliveries and grow communities by 15-20%.   In addition, the Company expects full year homebuilding gross margins to be approximately 21%.  Finally, the Company is reiterating its 2015 outlook for earnings per diluted share to a range of $1.15 to $1.30.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Friday, May 8, 2015.  The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Homes First Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13606568.  An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Homes, Inc.

Headquartered in Irvine, California, TRI Pointe Homes, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.tripointegroup.com.

Forward-Looking Statements

Various statements contained in this presentation, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our ability to achieve the anticipated benefits of the Weyerhaeuser Real Estate Company (WRECO) transaction and our future production, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this presentation speak only as of the date of this presentation, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the risk that disruptions from the WRECO transaction will harm our business; our ability to achieve the benefits of the WRECO transaction in the estimated amount and the anticipated timeframe, if at all; our ability to integrate WRECO successfully and to achieve the anticipated synergies therefrom; changes in accounting principles; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:

Chris Martin, TRI Pointe Homes

Drew Mackintosh, Mackintosh Investor Relations

InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014	Change
Operating Data:
Home sales	$374,265	$241,902	$132,363
Homebuilding gross margin	$74,358	$50,634	$23,724
Homebuilding gross margin %	19.9%	20.9%	(1.0)%
Adjusted homebuilding gross margin %*	21.8%	22.5%	(0.7)%
SG&A expense	$51,465	$38,910	$12,555
SG&A expense as a % of home sales	13.8%	16.1%	(2.3)%
Net income	$15,297	$7,581	$7,716
Adjusted EBITDA*	$34,333	$22,761	$11,572
Interest incurred	$15,176	$4,038	$11,138
Interest expense, net of interest capitalized	$—	$229	$(229)
Interest in cost of home sales	$6,765	$4,063	$2,702

Other Data:
Net new home orders	1,194	667	527
New homes delivered	668	508	160
Average selling price of homes delivered	$560	$476	$84
Average selling communities	113.0	90.7	22.3
Selling communities at end of period	117	93	24
Cancellation rate	11%	15%	(4)%
Backlog (estimated dollar value)	$943,352	$594,550	$348,802
Backlog (homes)	1,558	1,056	502
Average selling price in backlog	$605	$563	$42

	March 31,	December 31,
	2015	2014	Change
Balance Sheet Data:
Cash and cash equivalents	$106,573	$170,629	$(64,056)
Real estate inventories	$2,409,306	$2,280,183	$129,123
Lots owned and controlled	29,318	29,718	(400)
Homes under construction (1)	2,190	1,887	303
Debt	$1,210,024	$1,162,179	$47,845
Stockholder equity	$1,470,602	$1,454,180	$16,422
Book capitalization	$2,680,626	$2,616,359	$64,267
Ratio of debt-to-capital	45.1%	44.4%	0.7%
Ratio of net debt-to-capital*	42.9%	40.5%	2.4%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$106,573	$170,629
Receivables	23,012	20,118
Real estate inventories	2,409,306	2,280,183
Investments in unconsolidated entities	17,730	16,805
Goodwill and other intangible assets, net	162,429	162,563
Deferred tax assets	155,803	157,821
Other assets	97,394	105,405
Total assets	$2,972,247	$2,913,524

Liabilities
Accounts payable	$60,995	$68,860
Accrued expenses and other liabilities	210,601	210,009
Notes payable and other borrowings	322,142	274,677
Senior notes	887,882	887,502
Total liabilities	1,481,620	1,441,048
Commitments and contingencies	—	—

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 161,602,883 and 161,355,490 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1,616	1,614
Additional paid-in capital	907,282	906,159
Retained earnings	561,704	546,407
Total stockholders' equity	1,470,602	1,454,180
Noncontrolling interests	20,025	18,296
Total equity	1,490,627	1,472,476
Total liabilities and equity	$2,972,247	$2,913,524

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
Home sales	$374,265	$241,902
Land and lot sales	2,000	3,387
Other operations	993	2,843
Total revenues	377,258	248,132

Expenses:
Cost of home sales	299,907	191,268
Cost of land and lot sales	2,308	3,163
Other operations	562	1,632
Sales and marketing	23,286	20,905
General and administrative	28,179	18,005
Restructuring charges	222	1,716
Total expenses	354,464	236,689
Income from operations	22,794	11,443

Equity in income (loss) of unconsolidated entities	74	(68)
Other income, net	256	735
Income before income taxes	23,124	12,110
Provision for income taxes	(7,827)	(4,529)
Net income	$15,297	$7,581

Earnings per share
Basic	$0.09	$0.06
Diluted	$0.09	$0.06
Weighted average shares outstanding
Basic	161,490,970	129,700,000
Diluted	162,807,376	129,700,000

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2015		2014
	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price
New Homes Delivered:
Maracay	85	$382	99	$356
Pardee	168	510	135	499
Quadrant	93	466	78	399
Trendmaker	108	520	130	472
TRI Pointe	139	769	—	—
Winchester	75	663	66	709
Total	668	$560	508	$476

	Three Months Ended March 31,
	2015		2014
	New	Average	New	Average
	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities
Net New Home Orders:
Maracay	161	17.0	105	15.3
Pardee	308	20.3	245	19.7
Quadrant	150	10.2	98	12.7
Trendmaker	132	26.5	143	21.7
TRI Pointe	336	26.3	—	—
Winchester	107	12.7	76	21.3
Total	1,194	113.0	667	90.7

MARKET DATA Continued

(dollars in thousands)

(unaudited)

	March 31, 2015			March 31, 2014
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Maracay	181	$67,817	$375	122	$47,623	$390
Pardee	358	228,206	637	390	220,596	566
Quadrant	170	68,952	406	116	55,517	479
Trendmaker	242	128,206	530	235	119,055	507
TRI Pointe	440	323,215	735	—	—	—
Winchester	167	126,956	760	193	151,759	786
Total	1,558	$943,352	$605	1,056	$594,550	$563

					March 31,	December 31,
					2015	2014
Lots Owned and Controlled:
Maracay					2,186	1,985
Pardee					17,297	17,639
Quadrant					1,497	1,544
Trendmaker					1,980	2,073
TRI Pointe					3,683	3,726
Winchester					2,675	2,751
Total					29,318	29,718

Lots by Ownership Type:
Lots owned					25,750	25,535
Lots controlled (1)					3,568	4,183
Total					29,318	29,718
(1)	As of March 31, 2015 and December 31, 2014, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended
	March 31,
	2015	%	2014	%
	(dollars in thousands)
Home sales	$374,265	100.0%	$241,902	100.0%
Cost of home sales	299,907	80.1%	191,268	79.1%
Homebuilding gross margin	74,358	19.9%	50,634	20.9%
Add: interest in cost of home sales	6,711	1.8%	3,300	1.4%
Add: impairments and lot option abandonments	345	0.1%	429	0.2%
Adjusted homebuilding gross margin	$81,414	21.8%	$54,363	22.5%
Homebuilding gross margin percentage	19.9%		20.9%
Adjusted homebuilding gross margin percentage	21.8%		22.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued) (unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2015	2014
	(dollars in thousands)
Notes payable and other borrowings	$322,142	$274,677
Senior Notes	887,882	887,502
Total debt	1,210,024	1,162,179
Stockholders' equity	1,470,602	1,454,180
Total capital	$2,680,626	$2,616,359
Ratio of debt-to-capital(1)	45.1%	44.4%

Total debt	$1,210,024	$1,162,179
Less: Cash and cash equivalents	(106,573)	(170,629)
Net debt	1,103,451	991,550
Stockholders' equity	1,470,602	1,454,180
Total capital	$2,574,053	$2,445,730
Ratio of net debt-to-capital(2)	42.9%	40.5%
(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued) (unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) restructuring expenses and (g) impairment and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended
	March 31,
	2015	2014
	(in thousands)
Net income	$15,297	$7,581
Interest expense:
Interest incurred	15,176	4,038
Interest capitalized	(15,176)	(3,809)
Amortization of interest in cost of sales	6,765	4,063
Provision for income taxes	7,827	4,529
Depreciation and amortization	1,481	2,882
Amortization of stock-based compensation	2,381	1,293
EBITDA	33,751	20,577
Restructuring charges	222	1,716
Impairments and lot abandonments	360	468
Adjusted EBITDA	$34,333	$22,761

SUPPLEMENTAL COMBINED COMPANY INFORMATION (unaudited)

The merger with Weyerhaeuser Real Estate Company (“WRECO”) was accounted for as a “reverse acquisition” of TRI Pointe by WRECO in accordance with ASC Topic 805, “Business Combinations.” As a result, legacy TRI Pointe’s financial results are not included in the combined company’s GAAP results for any period prior to July 7, 2014, the closing date of the merger. This schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations. No other adjustments have been made to the supplemental combined company information provided and this information is summary only and may not necessarily be indicative of the results had the merger occurred at the beginning of the periods presented or the financial condition to be expected for the remainder of the year or any future date or period.

The following schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations for the three month period ending March 31, 2014 as though the WRECO merger was completed on January 1, 2014.

	Three Months Ended
	March 31, 2015			March 31, 2014
	Combined	Legacy	Combined	Combined	Legacy	Combined
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Supplemental Operating Data:			(dollars in thousands)
Home sales revenue	$374,265	NA	$374,265	$241,902	$72,812	$314,714
Net new home orders	1,194	NA	1,194	667	138	805
New homes delivered	668	NA	668	508	92	600
Average selling price of homes delivered	$560	NA	$560	$476	$791	$525
Average selling communities	113.0	NA	113.0	90.7	10.0	100.7
Selling communities at end of period	117	NA	117	93	10	103
Cancellation rate	11%	NA	11%	15%	8%	14%
Backlog (estimated dollar value)	$943,352	NA	$943,352	$594,550	$157,692	$752,242
Backlog (homes)	1,558	NA	1,558	1,056	195	1,251
Average selling price in backlog	605	NA	605	563	809	601